Exhibit 1.4

This Notice is for holders of APIF Series 1 Debentures who do not wish to tender their APIF Series 1 Debentures to the offer dated September 21, 2009  of Hydrogenics Corporation.  If the Specified Debenture Percentage is acquired under the Offer for the APIF Series 1 Debentures, the Offeror will acquire the remaining APIF Series 1 Debentures through a compulsory acquisition effective at the same time as take-up under such Offer. This document provides notice to holders of APIF Series 1 Debentures who do not tender to such Offer that they have the option  to elect to receive New Series 1A Debentures or Offeror Shares upon the compulsory acquisition.

The terms, conditions and definitions used in the Offers to Purchase and the Circular of Hydrogenics Corporation dated September 21, 2009 (and any amendments thereto) are incorporated by reference in this Notice.

NOTICE OF ELECTION

UNDER COMPULSORY ACQUISITION FOLLOWING TAKE-OVER BID

to holders of 6.65% convertible unsecured subordinated debentures maturing on July 31, 2011 of

ALGONQUIN POWER INCOME FUND

who do not wish to tender their debentures

to the offer dated September 21, 2009, of
HYDROGENICS CORPORATION

Reference is made to the offers to purchase and the circular of Hydrogenics Corporation (the “Offeror”) dated September 21, 2009 (the “Circular”) relating to the offers (each an “Offer” and together, the “Offers”) by the Offeror to purchase all of the outstanding 6.65% convertible unsecured subordinated debentures of Algonquin Power Income Fund (“APIF”) maturing on July 31, 2011 (the “APIF Series 1 Debentures”) and 6.20% convertible unsecured subordinated debentures of APIF maturing on November 30, 2016 (together with the APIF Series 1 Debentures, the “Debentures”).  Capitalized terms used but not defined in this election form that are defined in the Circular have the respective meanings set out in the Circular.

Under the Offers, each holder of APIF Series 1 Debentures who validly deposits APIF Series 1 Debentures and does not withdraw APIF Series 1 Debentures under the Offer therefor is entitled to receive, at the election of such holder (the “Series 1 Election”), either New Series 1A Debentures or Offeror Shares, subject to the restrictions noted therein.  The Series 1 Election for Offeror Shares is subject to an aggregate maximum of 12,460,800 Offeror Shares available for issuance (the “Series 1 Election Share Limit”).

As disclosed in the Circular, if not less than the Specified Debenture Percentage of the outstanding principal amount of Debentures is validly deposited under the Offers and not withdrawn, and the Offeror takes up and pays for such principal amount of Debentures validly deposited under the Offers, and the Offeror otherwise complies with the conditions in Article 13A of the APIF Debenture Indenture, the Offeror will be deemed to have acquired, directly or indirectly, all of the remaining principal amount of Debentures not deposited under the Offers by a Debenture Compulsory Acquisition pursuant to Article 13A of the APIF Debenture Indenture.  See Section 19 of the Circular, “Acquisition of Securities Not Deposited — Compulsory Acquisition of Debentures”.

Pursuant to Section 13.2A of the APIF Debenture Indenture, where the consideration paid or payable under an offer recommended by the trustees of APIF consists of shares and/or debentures, the Debentureholders who do not accept such offer shall have the right to elect to be paid the consideration for their Debentures in shares (or, where there is a limit on the number of shares that may be issued under this election, a pro rata number of shares and the balance in debentures) or debentures, failing which election, such Debentureholders shall be paid for their Debentures in shares (or, where there is a limit on the number of shares that may be issued under this election, a pro rata number of shares and the balance in debentures).

Accordingly, holders of APIF Series 1 Debentures who do not accept the Offer and therefor who do not wish to tender their APIF Series 1 Debentures shall have the right to elect (the “Dissenting  Debentureholder Election”) prior to the Expiry Date (pursuant to this election form) to be paid the consideration for their APIF Series 1 Debentures in New Series 1A Debentures or Offeror Shares in the event that the Offeror completes a Debenture Compulsory Acquisition; provided, however, that:

(a)          if the aggregate number of Offeror Shares elected under the Dissenting Debentureholder Election exceeds the Post-Series 1 Election Share Limit (as defined below), you will receive a pro rata number of Offeror Shares available from the Post-Series 1 Election Share Limit and the balance in New Series 1A Debentures; or

(b)         if the aggregate number of Offeror Shares elected under the Series 1 Election is equal to, or exceeds, the Series 1 Election Share Limit, you will receive New Series 1A Debentures.

The “Post-Series 1 Election Share Limit” in (a) above, shall be the difference between the Series 1 Election Share Limit minus the number of Offeror Shares elected under the Series 1 Election.

If you do not accept the Offer for your APIF Series 1 Debentures and do not wish to tender your APIF Series 1 Debentures, please advise your broker, investment dealer, bank, trust company or other nominee to provide their instructions to CDS Clearing and Depositary Services Inc., or its nominee (which is at the date hereof CDS & Co.) (“CDS”) by 7:00 p.m. (Toronto time) on October 26, 2009 of your election to receive either (a) New Series 1A Debentures or (b) Offeror Shares, in the event the Offeror completes a Debenture Compulsory Acquisition.

Notwithstanding that the Expiry Time for the Offers is 12:01 am (local time at the place of deposit) on October 27, 2009, your election must be made by 7:00 pm (Toronto time) through CDS on October 26, 2009, since CDS’s on-line system will not accept elections after that time.

ONCE YOU HAVE MADE AN ELECTION THROUGH YOUR BROKER, DEALER, INVESTMENT DEALER, BANK OR OTHER NOMINEE WITH RESPECT TO THE DEBENTURE COMPULSORY ACQUISITION, SUCH ELECTION WILL BE IRREVOCABLE AND YOU WILL NOT BE ABLE TO TRADE THE DEBENTURES FOR WHICH YOU HAVE MADE AN ELECTION AFTER MAKING SUCH ELECTION.  IN ADDITION, SUCH ELECTION SHALL NOT BE BINDING ON ANY SUBSEQUENT TRANSFEREE OF YOUR DEBENTURES PRIOR TO THE EXPIRY TIME.

IF AN ELECTION IS MADE AND THE DEBENTURE COMPULSORY ACQUISITION IS NOT COMPLETED, THE DEBENTURES FOR WHICH YOU HAVE MADE AN ELECTION WILL BE RETURNED TO YOU.

IF NO INSTRUCTIONS ARE PROVIDED TO CDS PRIOR TO THE EXPIRY DATE, IN THE EVENT THE OFFEROR COMPLETES A DEBENTURE COMPULSORY ACQUISITION, YOU WILL BE DEEMED TO HAVE ELECTED TO TRANSFER YOUR APIF SERIES 1 DEBENTURES TO THE OFFEROR FOR OFFEROR SHARES (SUBJECT TO ANY LIMITS ON THE ISSUANCE OF OFFEROR SHARES AS SET OUT IN THE CIRCULAR).

Any questions and requests for assistance may be directed by Debentureholders to your broker, investment dealer, bank, trust company or other nominee or to APIF at:

Algonquin Power Income Fund
2845 Bristol Circle
Oakville, Ontario
L6H 7H7

Attention: Investor Relations
Telephone:  (905) 465-4500
Facsimile:  (905) 465-4540
E-mail: apif@algonquinpower.com